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Exhibit 99



Contact:                                    For Immediate Release
Carol Jones & Lewis Foulke
First Washington FinancialCorp
(609) 426-1000

      First Washington FinancialCorp Reports Increased Nine Months Earnings

(October 20, 2003, Windsor, N.J.) - First Washington FinancialCorp (NASDAQ:
"FWFC"), parent company of First Washington State Bank, reported that earnings per diluted share were $1.05 for the nine-month period ending September 30, 2003, an increase of 16.67% over the $0.90 per diluted share reported for the first nine months of 2002. Net income was $1.11 per basic share, an increase of 20.65% over the $0.92 per basic share reported for the first nine months of 2002. All per share figures have been restated for the 5% stock dividend declared in the third quarter of 2003.

Net income was $3.74 million for the nine months ended September 30, 2003. This represents an increase of $647 thousand or 20.92% when compared with net income of $3.09 million for the first nine months of 2002.

Total assets at September 30, 2003 increased to $424.26 million, a 17.59% or $63.46 million increase, over total assets at September 30, 2002. Total loans increased $21.29 million, or 11.63%, to $204.42 million and total deposits increased $52.70 million, or 16.87%, to $365.19 million compared to September 30, 2002.

"Through careful management and by providing our customers with quality products and service, we have been able to sustain our earnings ratio in the prevailing low interest rate environment", said Mr. C. Herbert Schneider, President & CEO.

Mr. Abraham S. Opatut, Chairman of the Board, said, "Our new Marlboro Office, located in the Ryan Road Plaza on Route 79 & Ryan Road, has attracted new customers and deposits since opening its doors on October 1st. We are pleased to be a part of the Marlboro community and are certain we will fulfill the expectations of those forming a banking relationship with First Washington State Bank."

First Washington FinancialCorp is the holding company for First Washington State Bank. The Bank maintains branch offices in Mercer, Monmouth and Ocean Counties, New Jersey. First Washington State Bank plans to open their 2nd Hamilton branch office, an in-store location in the Hamilton MarketPlace by the end of October and their 15th branch office, located in the Parkway Plaza, Ewing, New Jersey, in early November. Presently under construction is a Lawrence Township office, which is scheduled to open in the second quarter of 2004. Starting on June 25, 2003, the Company's common stock began trading on the Nasdaq SmallCap market under the symbol "FWFC". For more information on First Washington FinancialCorp please call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.

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